Exhibit 99.1

Bob Evans Farms Announces Amendment to Credit Facility

NEW ALBANY, Ohio – May 15, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced it amended its existing $750 million credit facility.

The amended terms of the credit facility allow, subject to stated requirements, the repurchase of up to $150 million of shares in fiscal year 2016, and increases the maximum leverage ratio for the period starting April 24, 2015, through January 27, 2017, and thereafter. Information concerning the amendment was filed by the Company today with the Securities and Exchange Commission and can be obtained at www.sec.gov.

Chief Financial Officer Mark Hood said, “We are pleased to have completed this amendment to our credit facility as it enables Bob Evans Farms to continue returning capital to shareholders in a disciplined and prudent manner while also providing the flexibility necessary to complete restructuring and turnaround efforts.”

PNC Bank, National Association, and PNC Capital Markets LLC, acted as administrative agent, and joint lead arranger and sole bookrunner, respectively for the facility. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Bank, National Association acted as joint lead arrangers. Co-syndicated agents included Bank of America N.A., JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association. The other lenders are KeyBank, National Association, Bank of America N.A., Fifth Third Bank, U.S. Bank National Association, The Huntington National Bank, and The Ohio Valley Bank Company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 23, 2015), Bob Evans Restaurants owned and operated 564 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954